Exhibit 10.1

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into on October 24, 2011, to be effective as of January 1, 2012 (the “Effective Date”), by and between Mylan Inc. (the “Company”) and Robert J. Coury (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive are parties to a certain Amended and Restated Executive Employment Agreement dated as of April 3, 2006, as amended December 22, 2008, governing the terms of Executive’s employment with the Company as Chief Executive Officer (together, the “Prior Agreement”); and

WHEREAS, the Executive will be transitioning to the role of Executive Chairman effective as of the Effective Date, and accordingly the parties wish to set forth the terms of his transition and to amend and restate the Prior Agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment of Executive; Position and Duties. The Executive shall continue to serve as a member of the Board of Directors (the “Board”) of the Company, and as of the Effective Date, the Executive shall be employed by the Company as Executive Chairman of the Company. In the role of Executive Chairman, the Executive shall have such duties, roles, and responsibilities consistent with such position as are described on Schedule A hereto or as are otherwise agreed upon from time to time by the Executive and the Board. The Executive shall report directly to the Board. Unless the Executive determines otherwise, the Executive’s principal office shall be in the Pittsburgh metropolitan area.

2. Effective Date; Term of Employment. This Agreement shall commence and be effective (and, except as provided herein, the Prior Agreement shall cease to be effective) as of the Effective Date, and shall terminate at the close of business on the third anniversary of the Effective Date, unless sooner terminated in accordance with the terms of this Agreement or extended by mutual agreement of the parties (the period during which this Agreement is effective being referred to as the “Term of Employment”). If for any reason the Executive is not employed by the Company on the Effective Date, this Agreement shall be null and void and of no force and effect, and the rights and obligations of the parties in connection with the Executive ceasing to be so employed shall be governed by the terms of the Prior Agreement.

3. Executive’s Compensation. During the Term of Employment, the Executive’s “Compensation” shall include the following:

(a) Annual Base Salary. The Executive’s annual base salary as of the Effective Date shall be equal to $1,350,000, payable in accordance with the Company’s normal payroll practices for its executive officers. The Executive’s base salary may be increased from time to time at the discretion of the Board (or any committee thereof having authority over executive compensation (the “Committee”)) and once increased may not be decreased except for across the board reductions applied to all senior executives of the Company (provided, however, that (i) the Executive’s base salary will not be reduced below $1,350,000 and (ii) any reduction in the Executive’s base salary will not be disproportionately greater than the reduction to the base salaries of the other senior executives). The base salary as in effect from time to time shall be referred to as the “Base Salary.”

(b) Annual Bonus. The Executive shall be eligible to participate in the Company’s annual executive incentive or bonus plan as in effect from time to time, with the opportunity to receive an annual award in respect of each fiscal year of the Company ending during the Term of Employment in accordance with the terms and conditions of such plan, with a minimum target equal to 125% of the highest Base Salary during such year. In no event will the Company exercise negative discretion to reduce the Executive’s bonus below the amount payable based on the achievement of the pre-determined performance metrics unless such negative discretion is applied to all senior executives of the Company and the negative discretion is not disproportionately greater as applied to the Executive. Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture, which, unless otherwise agreed to by the parties, shall be the last day of the applicable performance year (subject to confirmation that the applicable performance goals have been achieved as of such date).

(c) Fringe Benefits and Expense Reimbursement. The Executive shall continue to receive such benefits and perquisites of employment as were provided to the Executive immediately prior to the Effective Date. Because of heightened security concerns, the Executive shall continue to be entitled to personal usage of the Company’s aircraft for the Executive and the Executive’s family for vacations and other personal purposes; provided, however, that the Company shall no longer provide the Executive with any “tax gross up” with respect to the Executive’s use of an automobile or the Executive’s or his family’s personal use of the Company’s aircraft on or after the Effective Date. The Company shall reimburse the Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.

(d) Long-Term Compensation. During the Term of Employment, the Executive shall be eligible to participate in long term incentive and equity plans of the Company as in effect from time to time, on a basis and at the sole discretion of the Committee.

4. Confidentiality. The Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (collectively the “Affiliated Companies”) require a confidential relationship between the Company and the Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply, and other knowledge of the business of the Affiliated Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by the Executive in the course of the Executive’s employment with the Company. Accordingly, the Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to knowingly use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Company’s interests. During the Term of Employment and at all times thereafter, except insofar as the Executive believes in good faith that disclosure is consistent with the Company’s business interests:

(a) The Executive will not knowingly disclose any Confidential Information to anyone outside the Affiliated Companies;

(b) The Executive will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;

(c) As to documents which are delivered to the Executive or which are made available to him as a necessary part of the working relationships and duties of the Executive within the business of the Company, the Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of the Company;

(d) The Executive will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by the Company; and

(e) The Executive will not in any manner knowingly disclose or use Confidential Information for the Executive’s own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.

The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law.

5. Non-Competition and Non-Solicitation. The Executive agrees that during the Term of Employment and for a period ending two (2) years after the Executive ceases to be employed by the Affiliated Companies (a “Termination of Employment”) for any reason:

(a) The Executive shall not whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Affiliated Companies, or which competes or has announced an intention to compete in any line of business with the

Affiliated Companies. Notwithstanding the foregoing, the Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Affiliated Companies, provided that the Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an Executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Affiliated Companies or its businesses or regarding the conduct of businesses similar to those of the Affiliated Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that the Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

(b) The Executive will not either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Affiliated Companies.

(c) The Executive will not solicit, entice or otherwise induce any employee of the Affiliated Companies to leave the employ of the Affiliated Companies for any reason whatsoever; nor will the Executive knowingly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Affiliated Companies, nor will the Executive otherwise interfere with any contractual or other business relationships between the Affiliated Companies and its employees.

6. Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.

7. Injunctive Relief. The parties agree that in the event of the Executive’s material violation of sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, the Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.

8. Termination of Employment.

(a) Resignation. The Executive may resign from employment, whether or not the Executive resigns from the Board of Directors in connection with such resignation, without Good Reason (as defined below) at any time upon ten (10) days written notice to the Company. During the thirty (30)-day period following the date on which the Executive gives notice, the Executive will make himself available to continue to perform the duties specified in Schedule A and will use his reasonable best efforts to effect a smooth and effective transition to the person (if any) who will replace the Executive. The Company reserves the right to accelerate the effective date of the Executive’s resignation. If the Executive resigns without Good Reason (whether during or after the Term of Employment or before or after a Change in Control (as defined in the T&S Agreement (as defined below))), then the Executive shall be provided with wages and benefits through the effective date of the Executive’s resignation and any vested benefits payable to the Executive under plans and agreements of the Company or any predecessor to the Company and any amounts payable to Executive under any agreement between the Executive and any of the Affiliated Companies, including but not limited to the Retirement Benefit Agreement entered into by and between the Executive and the Company, as amended from time to time (collectively the “Accrued Benefits”). In addition, if the Executive resigns without Good Reason on or after July 1, 2012 (whether during or after the Term of Employment), the Executive shall be provided with the other payments and benefits described in Sections 8(c)(i) and 8(c)(ii) below, which shall be provided in accordance with the terms of such Sections.

The Executive will continue to be bound by all provisions of this Agreement that survive the Executive’s Termination of Employment.

(b) Termination for Cause. The Company may terminate the Executive’s employment for Cause, upon which the Executive shall immediately resign from the Board of Directors. For purposes of this Agreement, “Cause” shall mean: (1) the Executive’s willful and continued gross neglect of duties (other than resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason (as defined herein)), or (2) the willful engaging by the Executive in illegal conduct that is materially and demonstrably injurious to the Company or (3) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company which, in the case of clauses (1) and (3), has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has grossly neglected his duties or has engaged in gross misconduct. No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause,” any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes by clear and convincing evidence that Cause exists. If the Executive is terminated for Cause (whether during or after the Term of Employment or before or after a Change in Control (as defined in the T&S Agreement)), then the Executive shall be provided with the Accrued Benefits and the other payments and benefits described in Sections 8(c)(i) and 8(c)(ii) below, which shall be provided in accordance with the terms of such Sections; provided, however, that the Executive shall not be eligible for payments and benefits described in Sections 8(c)(i) and 8(c)(ii) below (other than the Accrued Benefits) if, and only if, (i) prior to July 1, 2012, the Company notifies the Executive in writing that the Executive committed an act of Cause prior to January 1, 2012 and (ii) the Executive fails to dispute such claim within 30 days following receipt of the Company’s notice or, if Executive does dispute the claim, the Company prevails on such claim. In the event the Executive had previously received the payments and benefits described in Sections 8(c)(i) and 8(c)(ii) below (other than the Accrued Benefits) and, pursuant to the preceding sentence, Executive is not eligible for the payments and benefits described in Sections 8(c)(i) and 8(c)(ii) below (other than the Accrued Benefits), then Executive shall be required to return the after-tax portion of such payments and the benefits shall cease. For purposes of this Section 8(b), the after-tax portion shall be the amount of such payments multiplied by 100% minus the Executive’s combined marginal federal, state and local tax rate for the year of payment. The Executive will continue to be bound by all provisions of this Agreement that survive the Executive’s Termination of Employment.

(c) Termination of Employment With Good Reason or Without Cause. If the Executive experiences a Termination of Employment with Good Reason or the Executive experiences a Termination of Employment by the Company without Cause (in either case, during or after the Term of Employment or before or after a Change in Control (as defined in the T&S Agreement)), whether or not the Executive resigns from the Board of Directors in connection with such termination, then:

(i) the Executive shall be paid (a) the Accrued Benefits, (b) an amount (the “Severance Amount”) equal to three (3) times the Executive’s “Annual Cash Compensation,” as hereafter defined, and (c) a prorated annual bonus for the fiscal year in which the Executive’s Termination of Employment occurs (the “Pro Rata Bonus”), such Pro Rata Bonus to be determined by reference to the bonus that the Executive would have earned under Section 3(b) based on actual performance for the relevant fiscal year had the Executive’s employment not terminated, with the resulting amount pro-rated to reflect the number of days elapsed in the fiscal year, through and including the date on which the Executive’s Termination of Employment occurs. The Severance Amount shall be paid in a lump sum within ten days after the date of the Executive’s Termination of Employment, and the Pro-Rata Bonus shall be paid at the time such annual bonus would have been paid had the Executive remained employed through such payment date (provided, in each case, that if required by Section 409A of the Internal Revenue Code (the “Code”) to avoid the imposition of additional taxes, payment shall be delayed to the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs). For purposes of this section 8(c)(i), the Executive’s “Annual Cash Compensation” shall mean the sum of (I) the Executive’s Base Salary as in effect immediately prior to the Effective Date, plus (II) the higher of (x) the average annual bonus awarded to the Executive with respect to the three fiscal years immediately preceding the Effective Date and (y) the Executive’s target bonus for the year prior to the year in which the Effective Date occurs;

(ii) for three years following Termination of Employment, the Company shall continue to provide benefits (other than the benefits specifically provided for in the second succeeding sentence) to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and the tax treatment of participation in the plans, programs, practices and policies by the Executive and the Executive’s dependents) by or on behalf of the Company and/or any affiliate in accordance with the benefit plans, programs, practices and policies (including those provided under this Agreement) in effect immediately prior to the Executive’s Termination of Employment or, if more favorable to the Executive, as in effect any time thereafter with respect to the chief executive officer of the Company and his or her dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, program, practice or policy, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, program, practice or policy during such applicable period of eligibility (the “Welfare Benefit Continuation Payments”). For the avoidance of doubt, following the Welfare Benefit Continuation Period, the Executive shall participate in the Supplemental Health Insurance Plan (or other successor or replacement plan provided to current or former executive officers of the Company) on the terms and conditions set forth in such plan, and shall make premium contributions on the same basis as other participants in such plan. The parties agree to cooperate such that the Welfare Benefit Continuation Payments and the benefits provided under the Supplemental Health Insurance Plan are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. For a period of three years after the Executive’s Termination of Employment, the Executive shall be entitled to access for the Executive to corporate aircraft comparable to that made available to the Executive immediately prior to the Executive’s Termination of Employment for his personal use for an aggregate of 70 hours per year (defined by wheels-up with the Executive and/or the Executive’s family on the aircraft), with each hour valued at $8,650 (such value to be increased by 8% per year (compounded) commencing in 2007), with such access in all other respects to be provided in accordance with Section 3(c) of the this Agreement and the Company’s practice immediately prior to the Executive’s Termination of Employment. As soon as practicable following the end of each anniversary of the date of the Executive’s Termination of Employment, the Company shall pay the Executive an amount equal to the excess, if any, of the value of the maximum aircraft benefits provided pursuant to the preceding sentence over the value of the actual benefits used by the Executive during the relevant twelve-month period, such value to be calculated consistent with the preceding sentence. Notwithstanding the foregoing, if the Company and the

Executive agree that it is required by Section 409A of the Code to avoid the imposition of additional taxes, the provision of any benefits pursuant to this subsection (ii) shall not begin until the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs and the Company shall reimburse the Executive for reasonable costs incurred by the Executive to independently obtain such benefits during the six (6) months following the date on which such Termination of Employment occurs (with the cost of airplane use described above being deemed reasonable for this purpose). The benefits and allowances referred to in this subsection (ii) (including the Welfare Benefit Continuation Payments) are collectively referred to as the “Employee Benefit Continuation Payments;”

(iii) (a) all then outstanding equity-based awards held by the Executive that were granted prior to the Effective Date shall become fully vested, exercisable and free of restrictions, (b) all then outstanding equity-based awards held by the Executive that were granted on or following the Effective Date shall be treated in accordance with the terms of the awards, and (c) all then outstanding stock options previously granted to the Executive shall remain exercisable for the period of time prescribed under the terms of the applicable stock option grant; and

(iv) the Executive will continue to be bound by all provisions of this Agreement that survive Termination of Employment.

“Good Reason” shall mean: (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as Executive Chairman (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other diminution in such position (or removal from such position), authority, duties, responsibilities or conditions of employment (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a subsidiary or a division of a publicly traded entity), in each case excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (2) failure to nominate the Executive as a member of the Board, removal of the Executive from (or failure to re-elect the Executive to) the position of Executive Chairman of the Board, or the appointment of an individual other than the Executive to serve as Chairman of the Board; (3) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (4) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 1 of this Agreement; (5) any failure by the Company to comply with and satisfy Section 16 of this Agreement; or (6) any other breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial and inadvertent breach that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive. Notwithstanding the foregoing, solely for purposes of equity awards held by the Executive and outstanding as of the date immediately prior to the Effective Date, the Good Reason definition under the Prior Agreement shall continue to apply to such awards.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In connection with any dispute regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

(d) Death. The employment of the Executive shall automatically terminate upon the Executive’s death. Upon such Termination of Employment as a result of death (whether during or after the Term of Employment or before or after a Change in Control (as defined in the T&S Agreement)), the Company shall pay or provide to the Executive’s estate or beneficiaries (i) the Accrued Benefits, (ii) a pro-rated target annual bonus (the “Pro Rata Target Bonus”) equal to (I) the target bonus for the year in which Termination of Employment occurs, multiplied by (II) a fraction, the numerator of which shall be the number of days elapsed in such fiscal year through and including the date on which the Executive’s Termination of Employment occurs, and the denominator of which shall be the number 365, (iii) the Severance Amount reduced (but not below zero) by any death benefits to which the Executive’s estate or beneficiaries are entitled pursuant to plans or arrangements of the Company (the “Modified Severance Amount”), and (iv) the Welfare Benefit Continuation Payments. Upon the Executive’s Termination of Employment as a result of the Executive’s death, the Pro Rata Target Bonus and the Modified Severance Amount shall be paid in a lump sum to the Executive’s estate or beneficiaries within ten (10) days after the Executive’s Termination of Employment.

(e) Disability. The Executive’s employment shall terminate automatically in the event of the Executive’s Disability. Upon such Termination of Employment as a result of Disability (whether during or after the Term of Employment or before or after a Change in Control (as defined in the T&S Agreement)), the Company shall pay or provide to the Executive (i) the Accrued Benefits, (ii) the Pro Rata Target Bonus, (iii) the Severance Amount and (iv) the Employee Benefit Continuation Payments. Upon the Executive’s Termination of Employment as a result of Disability, the Pro Rata Target Bonus shall be paid in a lump sum to the Executive within ten (10) days after the Executive’s Termination of Employment (or, if required by Section 409A of the Code to avoid the imposition of additional taxes, on the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs). Upon the Executive’s Termination of Employment as a result of Disability, the Severance Amount shall be paid over a period of three (3) years following such Termination of Employment in accordance with regular payroll practices or, if required by Section 409A of the Code to avoid the imposition of additional taxes, the Company shall pay to the Executive a lump sum payment on the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs equal to one-sixth (1/6th) of the Severance Amount and then, for a period of two and one-half years following such lump sum payment date, shall continue to pay to the Executive the remainder of the Severance Amount in accordance with regular payroll practices. “Disability” shall mean the Executive’s inability to perform his duties hereunder due to any medically determinable mental, physical or emotional impairment which can be expected to last for at least twelve (12) consecutive months.

(f) Return of Company Property. Upon the Executive’s Termination of Employment for any reason, the Executive shall immediately return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that the Executive has concerning the Company’s business. The Executive shall also immediately return all keys, identification cards or badges and other Company property.

(g) No Duty to Mitigate; Disputes. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is otherwise entitled under the contract, and the amount of such payments and benefits shall not be subject to any set off or reduced by any compensation or benefits received by the Executive from other employment. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In the event of any dispute between the Executive and the Company regarding the Executive’s right to payment under this Section 8 or otherwise, except as set forth below, the Company agrees that, notwithstanding any such dispute, the Company will not for any reason withhold payment of any amounts that the Executive would have been entitled to receive under Section 8(a) of this Agreement or otherwise had his employment ended by reason of resignation thereunder; provided, however that the foregoing shall not apply (i) to the benefits described in Section 8(c)(i) and 8(c)(ii) hereof (other than the Accrued Benefits) if and only if the Company has alleged the existence of Cause prior to July 1, 2012 in accordance with the provisions of Section 8(b) and (ii) to amounts payable under the Retirement Benefit Agreement entered into between the Executive and the Company on December 31, 2004, as amended (the “RBA”), the payment of which shall be governed by the terms of the RBA.

(h) Cooperation. Upon the Executive’s Termination of Employment for any reason, the Company and the Executive shall mutually cooperate with each other in connection with the preparation of a press release or other public announcement relating to such Termination of Employment.

9. Indemnification. The Company shall maintain D&O liability coverage pursuant to which the Executive shall be a covered insured. The Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.

To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of, or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by the Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts to Company so advanced if it should be determined ultimately that the Executive is not entitled to be indemnified under this section or otherwise.

Promptly after receipt by the Executive of notice of the commencement of any action, suit or proceeding for which the Executive may be entitled to be indemnified, the Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 9 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against the Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to the Executive promptly after receiving the aforesaid notice from the Executive, to assume the defense thereof with counsel reasonably satisfactory to the Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, the Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Executive shall have reasonably concluded, after consultation with counsel to the Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of the Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company.

Anything in this Section 9 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.

10. Legal Fees. Notwithstanding anything to the contrary in Section 9 of this Agreement, the Company shall reimburse the Executive for all costs (including but not limited to reasonable legal fees and expenses) incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or, to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided hereunder, in connection with any tax audit or proceeding. Such reimbursements shall be made promptly upon delivery of the Executive’s written request for payment accompanied by appropriate evidence of the costs so incurred. In addition, the Company shall pay or reimburse

Executive for all reasonable legal, consulting and other fees and expenses incurred by Executive in connection with the preparation, negotiation and execution of this Agreement.

11. Other Agreements. The rights and obligations contained in this Agreement are in addition to and not in place of any rights or obligations contained in any other agreements between the Executive and the Company. Notwithstanding the foregoing, the Executive hereby irrevocably waives his rights to any payments or benefits to which he might otherwise become entitled pursuant to Sections 3(a) and 3(e) of the Transition and Succession Agreement dated as of December 2, 2004 between the Company and the Executive, as amended (the “T&S Agreement”), it being understood and agreed that the benefits provided in Section 8 shall be provided in accordance with their terms after the occurrence of a Change in Control as defined in the T&S Agreement .

12. Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:

COMPANY:

Mylan Inc.

1500 Corporate Drive

Canonsburg, PA 15317

Attention: Senior Vice President and Global General Counsel

Fax: 724-514-1871

EXECUTIVE:

The Executive’s most recent home address or fax number on file with the Company.

Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.

13. Withholding. All payments required to be made by the Company hereunder to the Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

14. Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

15. Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.

16. Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to the Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

17. Choice of Law and Forum. This Agreement and the T&S Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the T&S Agreement, and in respect of the transactions contemplated by this Agreement and by the T&S Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of the T&S Agreement, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the T&S Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Executive and the Company (on its behalf and on behalf of its affiliates) each hereby waives any right to a trial by jury with respect to any dispute described in this Section 17; provided that the Executive does not waive any right to a trial by jury with respect to any action in which he alleges a breach by the Company of its obligations under the last sentence of Section 8(g) hereof.

18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

19. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Survivorship. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term of Employment (including, without limitation, those under Sections 4, 5, 6, 7 and 8 hereof) shall survive such expiration.

21. Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned, to be effective as of the Effective Date.

MYLAN INC.

By	/s/ Rodney L. Piatt

Name:	Rodney L. Piatt

Title:	Chairman, Compensation Committee

/s/ Robert J. Coury
Robert J. Coury

Schedule A

Specified duties consist of:

•	Overall leadership and strategic direction of the Company;

•	Providing guidance to the CEO and senior management of the Company;

•	Coordination of activities of the Board;

•	Oversight and key involvement in talent management;

•	Communication with shareholders and other important constituencies;

•	Transition of responsibilities to CEO;

•	Strategic business development; and

•	Mergers and acquisitions.

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